CONFIDENTIALITY AGREEMENT

     This irrevocable Confidentiality Agreement is entered into this 20th day of April, 2009, by and between the Grant Hartford Corporation, a corporation organized and existing under the laws of the State of Montana, with offices located at 619 S.W. Higgins Ave., Suite 0, Missoula, Montana 59803, hereinafter referred to as "First Party", and COM Constructors, Inc., a corporation organized and existing under the laws of the State of Massachusetts, whose mailing address for the purposes of this Agreement is 50 West 14th Street, Suite 200, Helena, Montana 59601, hereinafter referred to as "Second Party".

RECITALS:

     WHEREAS, the parties herein mentioned are mutually desirous of exploring the possibility of working together for their common benefit on one or more business transactions, in a spirit of mutual trust and confidence; and

     WHEREAS, both the parties hereto recognize that in exploring such possibilities, First Party will disclose and/or has disclosed certain confidential and proprietary information, including without limitations, the identities, names, addresses, business standards, systems, processes, details, and other proprietary information concerning institutions, entities, agreements, technologies, mining properties and persons who are sources of technologies, technology licenses, collateral, financing, capital, and other resources (collectively "the Confidential Information": and

     WHEREAS, First Party desires to protect the confidentiality of the Confidential Information, which Second Party acknowledges belongs solely to or is licensed solely to First Party and which Second Party would be highly unlikely to become aware of, except for the disclosures made pursuant hereto by First Party;

     NOW THEREFORE, the .parties on their own behalf and on the behalf of their affiliates, associates, companies, divisions, subsidiaries, employees, agents, assignees, designees, consultants, and successors-in-interest expressly stipulate and agree to the following terms and conditions:

     1.   Effective Date And Term Of Agreement.    The parties hereto agree that this Agreement shall be effective immediately upon execution of this Agreement and shall be in full force and effect as a perpetuating guarantee for the term of any agreement or agreements now or subsequently entered into between the parties and for a period of five (5) years after the expiration of any such agreement and is to be applied to any and all information and parties heretofore and hereafter provided by First Party to Second Party, including, but not limited to, the Confidential Information involved in First Party's mining exploration programs.

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     2.   "Confidential Information" Further Defined. The term "Confidential Information" as used in this Agreement shall mean any and all information (whether written, oral or electronic) specified above or which is of a non-public, proprietary, or confidential nature, furnished by First Party or its Affiliates to Second Party which is disclosed (either directly or through their representatives) by First Party or its Affiliates to Second Party in connection with the Project(s); provided, however, that Confidential Information shall not include the following:

(a)	information which is or becomes generally available to the public other than as a result of a disclosure or other act by the Second Party or its Representatives;

(b)	information which can be shown by the Second Party to have been already known to the Second Party on a non-confidential basis prior to being furnished to the Second Party by the First Party;

(c)

information which becomes available to the Second Party on a non-confidential basis from a source other than the First Party or a representative of the First Party if such source was not subject to any prohibition against transmitting the information to the Second Party; and

(d)	information which is independently generated by the Second Party or its Representatives without the use of Confidential Information.

     3.   Disclosure and Use of Confidential Information.    Second Party will keep confidential all Confidential Information and will not without the prior written consent of the First Party, disclose any Confidential Information in any manner whatsoever, directly or indirectly, and will not use any Confidential Information other than in connection with its evaluation of any proposed agreement or the performance of its obligations under any agreements entered into with First Party: provided, however, that Second Party may reveal Confidential Information to those of its Affiliates and its Affiliates, officers, employees, subcontractors, agents or other supervisors (hereinafter, "Representatives") who need to know the Confidential Information for the purposes afore-mentioned, who are informed of the confidential nature of the Confidential Information and who agree to be bound by the terms of this Agreement. Second Party represents to First Party that it has sufficient procedures in place to protect the confidentiality of the Confidential Information. Second Party shall not copy, reproduce or store in any form any Confidential Information, except as authorized by First Party and shall return to First Party, upon its request, all copies of all Confidential Information provided by First Party.

     4.   Required Disclosure Limited Exception.    In the event that the Second Party or its respective Affiliates or Representatives are required by applicable law, regulation or legal process to disclose any of the Confidential Information, such party, to

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the extent provided by law, shall notify the First Party promptly so that it may seek a protective order or other appropriate remedy. Such party or its respective Affiliates or Representatives will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

     5.    Return of Information.    At any time upon the request of the First Party, the Second Party will either (i) promptly destroy all copies of the written Confidential Information in its or its Affiliates' or Representatives' possession, or (ii) promptly deliver to First Party at First Party's expense all copies of the written Confidential Information in its or its Affiliates' or Representatives' possession, other than those containing notes, analyses or studies prepared by the Second Party or its Affiliates or Representatives, which the Second Party shall promptly destroy. Any oral confidential information and any written confidential information inadvertently not destroyed or delivered to the First Party as provided herein will continue to be subject to the terms of this Agreement.

     6.    Excluded Area of Interest.    Second Party, its Affiliates and Representatives, individually and collectively agree not to enter into negotiations or acquire any property interest within two (2) miles of any claims or properties disclosed by First Party to Second Party in the Confidential Information, hereinafter referred to as the "Excluded Area of Interest." This restriction shall not apply to any property for which Second Party has received a written submittal or has initiated written formal negotiations prior to the date of this Agreement, nor shall it apply to affiliates or representatives of Second Party who at the time of acquiring the property had no knowledge of the terms of this Section 6. After the date of this Agreement, if Second Party actually acquires a property interest within the Excluded Area of Interest, Second Party shall provide First Party with sufficient evidence to verify that Second Party had received the written submittal covering such property or had initiated written negotiations for the property prior to the date of this Agreement. Except as provided above, if Second Party acquires any property interest within the Excluded Area of Interest, Second Party shall convey, at First Party's request, such property interest (or the portion of the property interest which lies within the Excluded Area of Interest) to First Party without cost.

     7.    Pre-existing Agreements.    Neither party shall reveal to the other any confidential information or trade secrets of any other party which it is obligated by a written agreement to retain in confidence, except as may be allowed by such written agreement. Second Party is under no obligation, written or oral, that would require it to divulge to a third party any of the Confidential Information it will receive from First Party.

     8.    Definition of Affiliate.    The term Affiliate@ shall mean any person, corporation, partnership, or other entity or association that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with First Party or Second Party, as the case may be. "Control" shall include, but not be limited to, the ownership of 5% or more of the equity, shares, memberships, partnership

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interests, or other ownership interests in any business entity which may be deemed to be an affiliate.

     9.    No Warranty of Accuracy.    Although the First Party has endeavored to include in the Confidential Information furnished by it information which it believes to be relevant to any contemplated projects between the parties, it is understood that the First Party is not making any representation or warranty to the Second Party as to the accuracy or completeness of the Confidential Information.

     10.    Remedies.    The Second Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by the Second Party or its Affiliates or Representatives, and the First Party shall be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by the Second Party or any of its Representatives but shall be in addition to all other remedies available at law or in equity to the First Party.

     11.    Notices.    Any communications between the parties hereto or notices or requests in connection with this Agreement may be given by personal service, by mailing the same, postage prepaid, or by facsimile, to each party at its address set forth above, or to such other addresses as either party may in writing hereafter indicate. Notices effected by personal service or by facsimile shall be effective only when received. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted; provided that if between the time of mailing and the actual receipt of the notice there shall be a mail strike, slowdown or other labor dispute which might affect delivery of the notice by mails, then the notice shall be effective only if actually delivered.

     12.    Termination.    Either party to this Agreement may terminate the Agreement upon thirty (30) days written notice to the other party; provided, however, that, this Agreement cannot be terminated while any other agreements between the parties remain in effect; and, notwithstanding the termination of this Agreement, its provisions shall survive for a period of five (5) years from the date of such termination.

     13.   Severability.    If any provision of this Agreement is declared void, or otherwise unenforceable, such provision shall be deemed to have been severed from this Agreement, which shall otherwise remain in full force and effect.

     14.    No Waiver.    No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     15.    Miscellaneous.    This Agreement inures to the benefit of and is binding on

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the parties hereto and their respective successors and assigns. The headings of the Paragraphs of this Agreement are inserted for convenience only and do not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana, United States of America, applicable to agreements made and to be performed within such State and without regard to the conflict of laws principles thereof. In this Agreement, whenever the context so requires, the neuter gender includes the feminine and/or masculine and vice versa, the singular number includes the plural and vice versa, and words importing persons shall include firms or corporations and vice versa.

     16.    Disputes To Be Resolved By Arbitration.    The parties agree that any dispute, controversy, or claim arising out of or relating to this agreement, or the breach thereof, which is not settled between the parties themselves, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, including the award to the aggrieved party for the damages incurred by the aggrieved party, together with all court costs, attorney fees, and other charges and damages deemed fair by the arbitrator(s).

     17.    Counterparts And Facsimiles.   This agreement is executed in counterparts and each counterpart shall be considered as an original. A facsimile copy shall be considered as having the same full force as the original, and the original shall be transmitted to the other party as soon as is practicable after its execution.

     18.    Warranty Of Authority.   The persons executing and delivering this Agreement on behalf of the parties represent and warrant that each of them is duly authorized to do so and that the execution of this Agreement is the lawful and voluntary act of the parties.

     19.    Entire Agreement.   This Agreement contains the entire agreement between the parties concerning the confidentiality of the Confidential Information, and no modification of this Agreement will be binding unless approved in writing by each of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FIRST PARTY: Grant Hartford Corporation: By:/s/Eric Sauve Eric Sauve, CEO	FIRST PARTY: CDM Constructors, Inc,: By:/s/Gary Laakso Name:Gary Laakso Its Vice President

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